Sheet1

	as of July 25, 2000 - REVISED
PASSED	FUNDS	2. Indep Auditors	% of Voted	% of Total	3. Trustees to Reg the fund Master/Feeder Structure	% of Voted	% of Total	4. Clarify the investment strategy for SFRII	% of Voted	% of Total
7/25	Senior Floating Rate II
item #'s	For All	39,176,505	94.28	93.83	35,845,011	86.26	85.85	36667182.00	88.24	87.82
1, 2, 3 & 4	Withhold All	431,370	1.03	1.03	1,459,850	3.51	3.49	1,053,355	2.53	2.52
	For All Except	1,943,160	4.67	4.65	4,246,174	10.21	10.17	3,830,498	9.21	9.17
	Broker Non-Vote

Last Updated on 04/25/2001
By MLMAG